EXHIBIT 4.3
                              (Individual Notes Differ as to Name of Noteholder)

THIS NOTE AS AMENDED, WARRANTS AND THE SHARES ISSUABLE UPON WARRANT EXERCISE HAVE NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION UNDER THE U.S. SECURITIES ACT OF 1933 ("ACT"), AND THEY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.


                              VALUESTAR CORPORATION
                              AMENDED AND RESTATED
                               12% PROMISSORY NOTE
                                      WITH
                     NON-DETACHABLE STOCK PURCHASE WARRANTS

                               Due MARCH 31, 2001

Originally dated March 31, 1997                                     US$50,000.00
and Amended and Restated as of July 6, 1998
Alameda, California


   FOR VALUE RECEIVED, ValueStar Corporation, the undersigned Colorado corporation (together with all successors, "Borrower"), hereby promises to pay to the order of _________________, or her successors or assigns (collectively, "Noteholder") at 980 American Pacific Drive, Suite 111, Henderson, Nevada or at such other address or addresses as Noteholder may subsequently designate in writing to Borrower, the full and true sum of Fifty Thousand and NO/100 Dollars ($50,000.00), due and payable in one (1) installment on or before March 31, 2001, unless sooner accelerated ("Maturity Date"), plus simple interest thereon at the rate of twelve percent (12.00%) per annum, in lawful monies of the United States of America. Interest shall be payable in monthly installments, each respectively due on 16th day of each month during the term of this Note. If the Maturity Date should fall on a weekend or national holiday, payment shall be due on the following business day.

     1. Any payment shall be deemed timely made if received by Noteholder within fifteen (15) calendar days of the due date. Payments received shall be imputed first to interest payments then due, and next to the remaining principal balance.

     2. Borrower may prepay the principal amount due under this Note at any time or from time to time in full or in part without penalty, premium or permission.

     3. Should interest not be timely paid it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. The entire unpaid principal balance hereunder shall become immediately due and payable at the option and written demand of the Noteholder if Borrower fails to pay any interest when due.

     4. (a) The Noteholder is entitled to purchase, on or before September 30, 1998 five thousand (5,000) shares of the common stock ("Common Stock") of Borrower upon exercise of this Warrant along with presentation of the full purchase price or in the manner prescribed by paragraph 5 below. The purchase price of the common stock upon exercise of this Warrant ("Warrant Shares") is equal to the Seventy Five Cents ($0.75) per share (the "Exercise Price"). These Warrants are granted to Noteholder for valuable consideration received. The
Noteholder, as consideration for extending the date of this Note, is also entitled to purchase, on or before March 31, 2001 twenty five thousand (25,000) shares of the common stock ("Common Stock") of Borrower upon exercise of this Warrant along with presentation of the full purchase price or in the manner prescribed by paragraph 5 below. The purchase price of

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

the common stock upon exercise of this Warrant is equal to the One Dollar and Twenty Five Cents ($1.25) per share (the "Exercise Price").

         (b) These Warrants may be exercised one time, in whole only as to each Warrant, on any business day on or before the expiration date listed above in the manner prescribed in paragraph 5 or by presentation and surrender hereof to the Borrower at its principal office of a written exercise request and the Exercise Price in lawful money of the United States of America in the form of a wire transfer or check, subject to collection, for the Warrant Shares specified in the exercise request. Upon receipt by the Borrower of an exercise request and representations, together with proper payment of the Exercise Price, at such office, the Noteholder shall be deemed to be the holder of record of the Warrant Shares, notwithstanding that the stock transfer books of the Borrower shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Noteholder. The Borrower shall pay any and all transfer agent fees, documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the Warrant Shares.

         (c) The Exercise Price and the number of Shares purchasable upon the exercise of this Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this paragraph.

         (i) In case the  Corporation  shall at any time  after the date of this
         Warrant:

            (A) Pay a dividend of its shares of its Common Stock or make a distribution in shares of its Common Stock with respect to its outstanding Common Stock;

            (B) Subdivide its outstanding shares of Common Stock;

            (C) Combine its outstanding shares of Common Stock; or

            (D) Issue any other shares of capital stock by reclassification of its shares of Common Stock;

         the Exercise Price in effect at the time of the record date of such dividend, subdivision, combination, or reclassification shall be proportionately adjusted so that Noteholder shall be entitled to receive the aggregate number and kind of shares which, if this Warrant had been exercised prior to such event, Noteholder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination, or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

         (ii) In case of any reorganization of the Corporation, or in case of any reclassification or change of outstanding Common Stock issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or split-up or combination of the Common Stock), or in case of any consolidation or merger of the Borrower with or into another entity (other than a consolidation or merger with a subsidiary or a continuing corporation), or in case of any sale or conveyance to another entity of all or substantially all of the property of the Corporation, then, as a condition of such reorganization, reclassification, change, consolidation, merger, sale, or conveyance, the Corporation or such successor or purchasing entity, as the case may be, shall forthwith provide to Noteholder a supplemental warrant (the "Supplemental Warrant") which will make lawful and adequate provision whereby Noteholder shall have the right thereafter to receive, upon exercise of such Supplemental Warrant, the kind and amount of shares and other securities and property which would have been received upon such reorganization, reclassification, change, consolidation, merger, sale, or conveyance by a holder of a number of shares of Common Stock equal to the number of Shares issuable upon exercise of this Warrant immediately prior to such reorganization, reclassification, change, consolidation, merger, sale, or conveyance. Such Supplemental Warrant shall include provisions for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph. The above provisions of this paragraph shall similarly apply to successive reorganizations, reclassifications, and changes of Common Stock and to successive consolidations, mergers, sales, or conveyances.

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

         (d) Noteholder has been advised and understands that the Warrants and the Shares purchasable thereby are characterized as "restricted securities" under the federal securities laws because they are being acquired from Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. Noteholder further understands that the certificates evidencing the Shares will bear the following legend:
"These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Borrower that such registration is not required or unless sold pursuant to Rule 144 of such Act." The Noteholder understands that the Borrower may place, and may instruct any transfer agent or depository for the Shares to place, a stop transfer notation in the securities records in respect of the Shares.

         (e) This Warrant is non-detachable and may only be exercised by the Noteholder, her successors or assigns, at the time of exercise. Should this Note be prepaid in full, then upon surrender and cancellation of this Note, the Borrower shall issue a separate non-transferable Warrant to the Noteholder on the date of final payment.

     5. (a) A portion of the principal amount of this Note may, at any time but one time only and not in part, be applied at the option of the Noteholder to exercise the Warrant Shares described in paragraph 4 above.

         (b) Noteholder's election to apply principal to the warrant exercise shall be made in writing which unequivocally expresses Noteholder's intent to effect the exercise. Exercise shall be deemed to occur on the date such writing is presented to Borrower. Upon such exercise duly made, Borrower shall deliver such common stock to Noteholder. Borrower shall bear all expenses and charges of issuing and delivering the warrant shares.

     6. This Note when duly executed and accepted by Noteholder replaces and cancels that certain Promissory Note dated September 10, 1996 between the Borrower and Noteholder in the same amount and restates and cancels that 12% Promissory Note With Non-Detachable Stock Purchase Warrants dated March 31, 1997. Noteholder shall upon receipt and acceptance of this Note tender the original of the previous notes to the Borrower for cancellation.

     7. In the event that this Note is placed with an attorney for collection or that Noteholder resorts to legal process in order to enforce any rights under this Note, Borrower shall pay all reasonable costs, including attorneys' fees, thereby incurred by the Noteholder.

     IN WITNESS WHEREOF, the undersigned Borrower has executed this Promissory Note.

                              VALUESTAR CORPORATION



                               By /s/ JAMES STEIN
                                  Authorized Officer

Noteholder Acknowledgment:


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